Exhibit 26(h) i e2

AMENDMENT TO PARTICIPATION AGREEMENT

Massachusetts Mutual Life Insurance Company, Variable Insurance Products Fund II and Fidelity Distributors Corporation hereby amend the Participation Agreement (“Agreement”) dated May 1, 1998, as amended, by doing the following:

The Schedule A of the Agreement is hereby deleted in its entirety and replaced with the Amended Schedule A attached hereto.

IN WITNESS WHEREOF, the parties have hereto affixed their respective authorized signatures, intending that this Amendment be effective as of the 15th day of April, 2001.

MASSACHUSETTS MUTUAL LIFE INSURANCE COMPANY

By:	/s/ James E. Miller
James E. Miller
Executive Vice President

VARIABLE INSURANCE PRODUCTS FUND II

By:	/s/ Robert C. Pozen
Robert C. Pozen
Senior Vice President

FIDELITY DISTRIBUTORS CORPORATION

By:	/s/ Mike Kellogg
Mike Kellogg
Executive Vice President

Schedule A

Separate Accounts and Associated Contracts

Name of Separate Account and Date Established by Board of Directors	Policy Form Numbers of Contracts Funded by Separate Account
Massachusetts Mutual Variable Life Separate Account I (July 13, 1998)	SL10-9800 (Strategic Life 10)

GVULCM - 9700 (GVUL)

P1-98M (Survivorship Variable Universal Life)

P5—99 (Survivorship Variable Universal Life II)

P2-98M (Variable Universal Life)

B960-9400 (Variable Life Select)

P2-2001 (Variable Universal Life II

(pending) (Leadership Variable Universal Life)

Massachusetts Mutual Variable Annuity Separate Account 4	MUVAC 96 (Panorama Premier)

MUVA 94 (Panorama Passage)

MUVA 94 (MassMutual Artistry)